Exhibit 10.52
Summary of 2008 Executive Severance Program
Design Principles:
•	Provide a reasonable amount of financial security during the individual’s transition to other employment due to an involuntary separation.

•	Recognize a combination of the individual’s position / level and length of service.

•	Provide clear criteria, guidelines and eligibility schedule to ensure consistent administration.
Eligibility Criteria:
•
Executives in the executive compensation / benefit program whose employment is terminated at any time on or before December 31, 2008, without cause, including reduction in force, restructuring or mandatory relocation of more than 50 miles.*

•	Executives with employment agreements providing severance pay terms are not eligible for this program unless there is a cancellation of the existing agreement.

•	Executives who are terminated for cause are not eligible for this program.

•	Voluntary resignations do not qualify under this program.
Eligibility Schedule: Executives that meet the criteria above are eligible to receive a severance payment equivalent to the number of months indicated in the chart below. Severance will be determined based on position / level and years of service.
•	Executive Vice Presidents and Senior Vice Presidents that report to the CEO are eligible for the severance amounts in Column I below.

•	All other Senior Vice Presidents and Vice Presidents are eligible for the amounts in Column II.

	Months of Severance Pay
	EVP / SVP	SVP / VP (Top Tier)
Years of Service	Column I	Column II
less than 1 year	12	10
1-3.99 years	13	11
4 - 6.99 years	15	13
7-8.99 years	16	14
9 or more	18	16
Components of the Severance Program:
•
Severance includes base salary and an additional benefit providing for an equivalent number of months of targeted cash bonus (targeted cash bonus / 12). Those with sales compensation packages will receive 50% of their targeted cash bonus (50% of targeted cash bonus / 12).

•	During the severance period, participants will receive COBRA benefits (provided they are eligible for COBRA) at the active employee rate.

•	Participants will receive a 12 month executive outplacement program provided by a firm of the Company’s choosing.
Waiver and General Release: The severance payment and other benefits are contingent upon a signed (and unrescinded) non-compete agreement and general release of all claims against Triad in a form acceptable to Triad.
The CEO and VP HR will manage this program within Board approved parameters.

* Termination of executive by the Company in conjunction with an offer of employment by a successor company to the Company in substantially the same position with substantially the same total compensation shall not constitute an ‘involuntary separation’ for purposes of this program regardless of whether such an offer is accepted.